Press Release

COWEN ANNOUNCES REVERSE STOCK SPLIT

New York, NY, November 9, 2016 — Cowen Group, Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) today announced that its Board of Directors has approved a reverse stock split of the Company’s outstanding shares of common stock at a ratio of one-for-four.

The reverse stock split is scheduled to take effect at 5:00 PM Eastern Time on December 2, 2016 (the “Effective Time”). At the Effective Time, the number of the Company’s authorized shares of Class A and Class B common stock will be reduced, on a one-for-four basis. The par value in each share of common stock will remain unchanged. Trading in Cowen’s common stock on a split adjusted basis is expected to begin at the market open on December 5, 2016. The Company’s Class A common stock will continue trading on the NASDAQ Global Market under the symbol “COWN” but will be assigned a new CUSIP number. The Company believes that existing stockholders will benefit from the ability to attract a broader range of investors as a result of the reverse stock split and a higher per share stock price.

As a result of the reverse stock split, the authorized number of shares of the Class A common stock will be reduced from 250,000,000 to 62,500,000 and the authorized number of shares of the Class B common stock will be reduced from 250,000,000 to 62,500,000. Proportional adjustments will be made to the Company's outstanding preferred shares, stock options, stock appreciation rights, warrants, and equity incentive plans. At the Effective Time, every four issued and outstanding shares of the Company’s Class A common stock shall be reclassified and converted into one validly issued, fully paid and non-assessable share of common stock. There are currently no shares of the Company’s Class B common stock outstanding.

No fractional shares will be issued as a result of the reverse stock split. Rather, stockholders of fractional shares of the Company’s Class A common stock will receive a cash payment at a price equal to the closing price of the Company’s Class A common stock as of the Effective Time. Stockholders of record will be receiving information from Computershare Investor Services, the Company’s transfer agent, regarding their ownership following the reverse stock split and cash in lieu of fractional share payments, if applicable. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action in connection with the reverse stock split.

Additional information regarding the Company's reverse stock split is available in the definitive proxy statement filed by the Company with the U.S. Securities and Exchange Commission on May 10, 2016.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading and prime brokerage services through its two business segments: Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company, a member of FINRA and SIPC, and its affiliates make up the Company’s broker-dealer segment. Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide. For additional information, visit www.cowen.com.

SOURCE:    Cowen Group, Inc.

MEDIA:     Gagnier Communications
Dan Gagnier, 646-273-9391